EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Transfers Over $600 Million in Pension Obligations

West Chester, OH, November 20, 2019 - AK Steel (NYSE: AKS) said today that it has purchased a group annuity contract from Massachusetts Mutual Life Insurance Company (MassMutual) to transfer approximately $615 million of its pension obligations.
“We are pleased to have completed another annuity transaction, which brings the total pension obligations we have transferred to highly-rated annuity providers to about $1.1 billion over the past three years,” said Roger K. Newport, Chief Executive Officer of AK Steel. “This is another important step in de-risking our balance sheet, while continuing to demonstrate our commitment to ensuring our retirees’ benefits are secure.”
This annuity contract permanently transfers the responsibility to pay pension benefit obligations of about $615 million for approximately 4,250 retirees from the company’s pension plan to MassMutual. There will be no change to the pension benefits for any plan participant as a result of this action. The transaction was funded entirely with pension plan assets. As a result of this transaction, the company expects to record a non-cash pension settlement charge of approximately $25 million in the fourth quarter of 2019.
Beginning March 1, 2020, MassMutual will begin making benefit payments along with providing ongoing administrative services to the specific plan participants. Retirees and beneficiaries covered by this transaction will receive personalized information with further details and answers to frequently asked questions before March 1.
With this transaction, AK Steel has completed transfers of approximately $1.1 billion in pension obligations in aggregate, representing nearly 20,000 retirees, to highly-rated annuity providers since 2016. Making these changes reduces financial risks to the company and lowers administrative costs while enabling the company to continue to meet pension commitments to all of its retirees.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, hot- and cold-stamped components, and die design and tooling. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

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